Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

MARIZYME, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$17,250,000	(3)	0.0000927	$1,599.08
Fees to be Paid	Equity	Representative Warrants (4)	Other (5)	—	—	—		—	—
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, underlying Representative Warrants (4)	Rule 457(o)	—	—	$1,035,000	(3)	0.0000927	$95.94
	Total Offering Amounts					$18,285,000			$1,695.02
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,695.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(2)	Includes additional shares of common stock which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.
(4)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 120% of the public offering price.
(5)	No fee required pursuant to Rule 457(g).